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                                                                    EXHIBIT 99.1
MARKET
PATHWAYS
(LOGO)                                                              NEWS RELEASE
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FINANCIAL RELATIONS INCORPORATED


     COMPANY CONTACT:
     Thomas J. Najar
     SI Diamond Technology, Inc.
     512.339.5020 ext. 106

     FOR IMMEDIATE RELEASE
     ---------------------

                SI DIAMOND TECHNOLOGY ANNOUNCES THE COMMENCEMENT
                      OF THE COLOR FED PRODUCT DEVELOPMENT
                      TO BE MANUFACTURED IN THE YEAR 2000


     AUSTIN, TEXAS, JAN. 22, 1999 - SI DIAMOND TECHNOLOGY, INC. (OTC BB: SIDT) announced today that its subsidiary, Field Emission Picture Element Technology has secured the necessary funds to enter phase two of the collaborative efforts with its partners in Japan (See Press Release of May 5, 1997 and Nov. 3, 1998).


     During this phase, the company will finalize the product development of the color field emission display ("FED") for large screen display applications and video walls. After the successful completion of the development program, the parties contemplate moving to the manufacturing phase in the first part of year 2000.


     "Entering this stage of product development and manufacturing is a monumental milestone for our company," said Marc Eller, chairman and chief executive officer of SI Diamond. "As we get closer to the manufacturing stage, we will determine our licensing and manufacturing strategies," said Dr. Zvi Yaniv, president of SI Diamond.


     The company also announced that Wallace Sanders & Company has accepted the appointment of the SI Diamond Technology, Inc. board of directors to be its auditors. Wallace Sanders & Company is regional CPA firm based in Dallas, Texas. The 1998 audit is expected to be completed in February.


     This press release contains forward looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and is subject to the safe harbor created by those sections. The Company's actual results could differ materially from those projected in the forward-looking information. Future results may be impacted by risk factors listed from time-to-time in SIDT's SEC reports.


     SI Diamond Technology is a holding company consisting of two wholly owned subsidiaries. The Field Emission Picture Element Technology (FEPET) subsidiary is developing products for applications utilizing SIDT's proprietary field emission technology. The Electronic Billboard Technology
     (EBT) subsidiary is geared toward the commercialization of electronic digitized sign technology.


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   2222 Martin - Suite 110 - Irvine - California 92612 - 949.955.1860 -
                                Fax 949.955.1868
         www.marketpathways.com - E-mail: stockquest@marketpathways.com
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     SI Diamond Technology is a holding company consisting of two wholly owned subsidiaries. The Field Emission Picture Element Technology (FEPET) subsidiary is developing products for applications utilizing SIDT's proprietary field emission technology. The Electronic Billboard Technology
     (EBT) subsidiary is geared toward the commercialization of electronic digitized sign technology.


     This press release contains forward looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and is subject to the safe harbor created by those sections. The Company's actual results could differ materially from those projected in the forward-looking information. Future results may be impacted by risk factors listed from time-to-time in SIDT's SEC reports.

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